EMPLOYMENT AGREEMENT

     This Employment Agreement (the "Agreement"), made and entered into this [___] day of July, 2003, by and between 02Diesel Corporation, a Washington corporation (the "Company"), and Alan R. Rae (the "Executive").

                                   WITNESSETH

     WHEREAS, the Company desires to hire the Executive and the Executive desires to become employed by the Company; and

     WHEREAS, the Company and the Executive have determined that it is in their respective best interest to enter into this Agreement on the terms and conditions as set forth herein.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1.   EMPLOYMENT. The Company hereby agrees to employ the Executive, and the
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Executive hereby agrees to serve the Company, upon the terms and conditions set forth herein.

     2.   TERM. The employment of the Executive by the Company pursuant to this
          ----
Agreement as provided in Section 1 will commence on [___], 2003 (the "Effective Date"), and continue until the Executive's employment is terminated as provided in Section 6 (the "Term").

     3.   POSITION AND DUTIES. The Executive shall serve as the President and
          -------------------
Chief Executive Officer ("CEO"), and shall have such responsibilities, duties and authority as are generally associated with such office and as may from time to time be assigned to the Executive by the Company's Board of Directors (the "Board") that are consistent with such responsibilities, duties and authority, including, but not limited to, responsibility for the overall strategic business plan and day-to-day operations of the Company across all functional areas on a worldwide basis. The Executive shall perform his duties diligently and faithfully and shall devote substantially all his working time and efforts to the business and affairs of the Company and its subsidiaries and affiliates.
The Executive shall, at all times during the Term, report directly to the Board. Notwithstanding anything in this Section 3 to the contrary, the Executive shall not be required to perform any duties or responsibilities that would result in a violation of, or noncompliance with, any law, regulation, regulatory pronouncement or any other regulatory requirement applicable to the Company and the conduct of the Company's business or to the Executive in his capacity as the President and CEO of the Company.

     4.   COMPENSATION AND RELATED MATTERS.
          --------------------------------

     4.1  BASE SALARY. In consideration of the services rendered to the Company
          -----------
hereunder by the Executive and the Executive's covenants hereunder, the Company shall, during the Term, pay to the Executive an annual base salary at a rate of $254,000 (the "Base Salary"), less statutory deductions and withholdings, payable in accordance with the Company's normal payroll practices. At least annually, the Company will review the Base Salary for competitiveness, the stage of development of the Company and appropriateness in the industry.

     4.2  ANNUAL BONUS. For each calendar year during the Term, the Executive
          ------------
shall be eligible to receive a cash bonus of 100% of the Base Salary (the "Bonus"). Such Bonus shall be payable at the sole discretion of the Board.

     4.3  STOCK OPTIONS. The Company shall grant to Executive an option to
          -------------
purchase 1,500,000 shares of the Company's common stock (the "Options"). The Options shall vest over 3 years in accordance with the following vesting schedule: (i) 34% after one year of service, and (ii) the remaining 66% every six months thereafter in equal increments of 16.5%. The term of the Options shall be ten years from the Effective Date. The Options shall be issued pursuant to the Company's proposed Stock Incentive Plan and will be evidenced by a Stock Option Grant Agreement, as modified to reflect the terms of this Agreement. The strike price for the Options shall be $1.50. Irrespective of the date of grant, the vesting commencement date for any Options issued in accordance with this Section 4.3 will be the Hire Date. The Options will be granted, to the maximum amount of shares currently permitted by law, in the form of incentive stock options and the remainder in non-qualified options.

     Notwithstanding the foregoing, all Options shall vest 100% immediately upon a Change in Control as defined below. For purposes of this Section, a "Change in Control" shall be deemed to occur in the event of a change in ownership or control of the Company effected through any of the following transactions: (i) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that immediately before the Change of Control_directly or indirectly controls, or is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of outstanding securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities; or (ii) the sale, transfer or other disposition of all or substantially all of the Company's assets; or (iii) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than fifty percent (50%) of the combined voting power of the continuing or surviving entity's securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization.

     4.4  EXPENSES. The Executive shall be entitled to receive prompt
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reimbursement for all reasonable and customary expenses incurred by the
Executive in performing services hereunder, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

     4.5  BENEFITS.
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          (a) The Executive shall be entitled to receive full reimbursement for the premium costs of any medical and dental plans under which Executive is covered during the Term.


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
          (b) The Executive shall be entitled to a car allowance of $1,000 per month of the Term.

     5.   DIRECTOR OF THE COMPANY; D&O INSURANCE.
          --------------------------------------

          (a) Subject to his election by the Company's shareholders, which the Company will use its best efforts to obtain by no later than [_____], 2003, the Executive will serve during the Term without additional compensation as a director of the Company.

          (b) As an officer and director of the Company, the Executive will be covered under all of the Company's Director's and Officer's liability insurance policies, which are in place and updated over time. The Company shall indemnify Executive to the full extent permitted under Delaware law for claims relating to his service as a director or officer of the Company.

     6.   TERMINATION. The Executive's employment hereunder may be terminated
          -----------
under the following circumstances:

     6.1  DEATH OR DISABILITY. In the event of the Executive's death or
          -------------------
Disability during the Term of this Agreement, the Executive's employment hereunder shall immediately and automatically terminate, and the Company shall have no further obligation or duty to the Executive or his estate or beneficiaries other than for the Base Salary earned under this Agreement to the date of termination, reimbursement of corporate expenses to which Executive would otherwise be entitled, and any payments or benefits due under Company policies or benefit plans which shall be paid within a reasonable time following death or Disability. For purposes of this Agreement, "Disability" shall mean the physical or mental infirmity of Executive (including Executive's addiction to, or habitual abuse of, narcotics or controlled dangerous substances as shall be substantiated medically at the industry standard for Executive at the time) which infirmity causes him to be substantially unable to perform his duties hereunder for any period of one hundred eighty (180) consecutive days; provided, however, that notwithstanding anything to the contrary herein and despite any termination of Executive's employment under this Section 6, Executive shall be entitled in the event of a termination on account of death or Disability: (i) to retain his disability benefits, which amounts shall not be offset by any disability benefits received by Executive from any other source, (ii) to receive his Base Salary until such time as he has commenced receiving disability payments under the Company's policies, (iii) to receive a prorated portion of the Bonus to which Executive would otherwise have been entitled for the calendar year through the date of termination (as determined by the Board), and (iv) accrued but unused vacation. Executive shall have a period of one (1) year following the termination of his employment pursuant to this Section 6.1 to exercise any vested Options. After 180 days, the Board may continue to pay Executive his Base Salary at its sole discretion.

     6.2  CAUSE, WITHOUT CAUSE TERMINATION BY THE EXECUTIVE. Notwithstanding the
          -------------------------------------------------
provisions of Section 2 of this Agreement, the Executive's employment hereunder may terminate under the following circumstances:


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
          (a) TERMINATION BY THE COMPANY FOR CAUSE. The Board may terminate this
              ------------------------------------
Agreement for Cause at any time, upon written notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, Cause is defined as (i) the Executive's material breach of Sections 7, 8, 9, 10 or 12 of this Agreement; (ii) the Executive's commission of any felony or any crime involving moral turpitude; or (iii) gross neglect or willful misconduct by the Executive in connection with the performance of his material duties hereunder, or his refusal to perform such material duties reasonably requested in the ordinary course; provided, however, that the Company shall give Executive thirty (30) days' written notice and opportunity to cure prior to any termination for Cause based on the grounds specified in (i) and (iii) above. Upon the termination for Cause of Executive's employment, the Company shall have no further obligation or liability to the Executive other than for Base Salary earned under this Agreement prior to the date of termination, reimbursement for corporate expenses for which Executive would otherwise be entitled, and any accrued but unused vacation. Executive's vested but unexercised Options shall expire immediately upon his termination for Cause pursuant to this Section 6.2(a).

          (b) TERMINATION BY THE COMPANY WITHOUT CAUSE. The Executive's
              ----------------------------------------
employment hereunder may be terminated without Cause by the Company upon written notice to the Executive, provided, however, that if the Company terminates the Executive's employment without Cause, or the Executive terminates his employment for Good Reason, as defined below, the Company shall (i) continue to pay the Executive the Base Salary and shall reimburse medical and dental premiums, under the same conditions as exist at the time of termination, for a severance period of fifteen months, (ii) pay to the Executive a prorated portion of the Bonus to which Executive would otherwise have been entitled based on performance through the calendar quarter in which the termination has occurred, (iii) reimburse Executive for corporate expenses for which Executive would otherwise be entitled, (iv) cause any unvested Options granted to the Executive to immediately vest, (v) pay Executive for any accrued but unused vacation and (vi) reimburse Executive for any expenses reasonably incurred by him in connection with his and his family's repatriation to the United Kingdom. The Company's obligations under this Section 6.2(b) are not subject to any right of setoff and impose no duty to mitigate on Executive. As a condition of receiving severance benefits pursuant to this Agreement, the Executive shall execute and deliver to the Company prior to his receipt of such benefits a general release in substantially the form set forth in Annex a hereto. The obligations of the Company under this Section 6.2(b) are subject to Executive's compliance with Sections 7, 8, 9 and 10 hereof.

          (c) TERMINATION BY THE EXECUTIVE. The Executive may terminate his
              ----------------------------
employment hereunder for any reason upon one (1) month's written notice to the Company (the "Notice Period"). In the event Executive provides notice of termination pursuant to this subsection 6.2(c), the Company may elect to terminate Executive at any time during the Notice Period without such termination being deemed a termination by the Company under this Agreement; provided that the Company shall nevertheless pay the Executive for any remaining portion of the Notice Period an amount equal to the Base Salary and benefits at the rate of compensation the Executive was receiving immediately before the Notice Period. The payments in the preceding sentence shall be in addition to any other payments Executive is entitled to receive under this Agreement as a result of the termination by Executive. The Executive may also terminate his employment hereunder for "Good Reason," within ninety (90) days after the occurrence of any of the following events (i) a material breach of this Agreement by the


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
Company; (ii) a material change in the Executive's duties or responsibilities inconsistent with his position as President and CEO, including any reduction in Base Salary or Bonus opportunity; (iii) a change in the Executive's reporting relationship so that he no longer reports directly to the Board; (iv) a relocation of the Executive's worksite to a location 50 miles or more from its current location; or (v) failure of Executive to be elected to the Board or removal of Executive from the Board. The Executive shall give the Company thirty
(30) days' written notice and opportunity to cure prior to any termination for Good Reason based on the grounds specified in (i) through (iii) above.

     7.   CONFIDENTIALITY, DISCLOSURE OF INFORMATION. (a) The Executive
          ------------------------------------------
recognizes and acknowledges that the Executive has had and will have access to Confidential Information (as defined below) relating to the business or interests of the Company or of persons with whom the Company may have business relationships. Except as permitted herein, the Executive will not during the Term, or at any time thereafter, use, disclose or permit to be known by any other person or entity, any Confidential Information of the Company (except as required by applicable law or as Executive deems necessary in connection with the performance of the Executive's duties and responsibilities hereunder). The term "Confidential Information" means information relating to the Company's business affairs, proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, employment agreements (other than this Agreement), personnel policies, the substance of agreements with customers, suppliers and others, marketing arrangements, customer lists, commercial arrangements, or any other information relating to the Company's business that is not generally known to the public or to actual or potential competitors of the Company (other than through a breach of this Agreement). This obligation shall continue until such Confidential Information becomes publicly available, other than pursuant to a breach of this Section 7 by the Executive, regardless of whether the Executive continues to be employed by the Company.

          (a) It is further agreed and understood by and between the parties to this Agreement that all "Company Materials," which include, but are not limited to, computers, computer software, computer disks, tapes, printouts, source, HTML and other code, flowcharts, schematics, designs, graphics, drawings, photographs, charts, graphs, notebooks, customer lists, sound recordings, other tangible or intangible manifestation of content, and all other documents whether printed, typewritten, handwritten, electronic, or stored on computer disks, tapes, hard drives, or any other tangible medium, as well as samples, prototypes, models, products and the like, shall be the exclusive property of the Company and, upon termination of Executive's employment with the Company, and/or upon the request of the Company, all Company Materials, including copies thereof, as well as all other Company property then in the Executive's possession or control, shall be returned to and left with the Company.

     8.   INVENTIONS DISCOVERED BY EXECUTIVE. The Executive shall promptly
          ----------------------------------
disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable or copyrightable (collectively, "Inventions"), conceived or first reduced to practice by the Executive, either alone or jointly with others, while performing services hereunder (or, if based on any Confidential Information, within fifteen months after the Term), (a) which pertain to any line of business activity of the Company, whether then conducted or then being actively planned by the Company, with which the

Executive was or is involved, (b) which is developed using time, material or facilities of the Company, whether or not during working hours or on the Company premises, or (c) which directly relates to any of the Executive's work during the Term, whether or not during normal working hours. The Executive hereby assigns to the Company all of the Executive's right, title and interest in and to any such Inventions. During the Term and for fifteen months thereafter, the Executive shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain and enforce patents, trademarks and copyrights in any and all countries on such Inventions, including, without limitation, the execution of any instruments and the giving of evidence and testimony, without further compensation beyond the Executive's agreed compensation during the course of the Executive's employment; provided, however, that to the extent Executive is asked to provide these services after the Term, he will be entitled to reasonable compensation. Without limiting the foregoing, the Executive further acknowledges that all original works of authorship by the Executive, whether created alone or jointly with others, related to the Executive's employment with the Company and which are protectable by copyright, are "works made for hire" within the meaning of the United States Copyright Act, 17 U.S.C. Sec. 101, as amended, and the copyright of which shall be owned solely, completely and exclusively by the Company. If any Invention is considered to be work not included in the categories of work covered by the United States Copyright Act, 17 U.S.C. Sec. 101, as amended, such work is hereby assigned or transferred completely and exclusively to the Company. The Executive hereby irrevocably designates counsel to the Company as the Executive's agent and attorney-in-fact to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this Section. This Section 8 shall survive the termination of this Agreement. Any assignment of copyright hereunder includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as "moral rights" (collectively "Moral Rights"). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, the Executive hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent. The Executive agrees to confirm any such waivers and consents from time to time as requested by the Company.

     9.   NON-COMPETITION AND NON-SOLICITATION. The Executive acknowledges that
          ------------------------------------
the Company has invested substantial time, money and resources in the development and retention of its Inventions, Confidential Information (including trade secrets), customers, accounts and business partners, and further acknowledges that during the course of the Executive's employment with the Company the Executive will have access to the Company's Inventions and Confidential Information (including trade secrets), and will be introduced to existing and prospective customers, accounts and business partners of the Company. The Executive acknowledges and agrees that any and all "goodwill" associated with any existing or prospective customer, account or business partner belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between the Executive and any existing or prospective customers, accounts or business partners. Additionally, the parties acknowledge and agree that Executive possesses skills that are special, unique or extraordinary and that the value of the Company depends upon his use of such skills on its behalf.


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
     In recognition of this, the Executive covenants and agrees that:

          (a) During the Term, and for a period of fifteen months thereafter, the Executive may not, without the prior written consent of the Board, (whether as an employee, agent, owner, partner, consultant, independent contractor, representative, stockholder or in any other capacity whatsoever) participate in any business that offers products or services competitive in any way to those offered by the Company or that were under active development by the Company during the Term, provided that nothing herein shall prohibit the Executive from owning securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of an such corporation.

          (b) During the Term, and for a period of fifteen months thereafter, the Executive may not entice, solicit or encourage any Company employee to leave the employ of the Company or any independent contractor to sever its engagement with the Company, absent prior written consent to do so from the Board.

          (c) During the Term, and for a period of fifteen months thereafter, the Executive may not, directly or indirectly, entice, solicit or encourage any customer or prospective customer of the Company to cease doing business with the Company, reduce its relationship with the Company or refrain from establishing or expanding a relationship with the Company.

     Provided, however, that this Section 9 shall not apply if the Company terminates the Executive Without Cause or Executive terminates this Agreement for Good Reason.

     10.  NON-DISPARAGEMENT. The Executive hereby agrees that during the Term,
          -----------------
and for fifteen months thereafter, the Executive will not make any statement that is disparaging about the Company, any of its officers, directors, or shareholders (in their capacity as shareholders of the Company), including, but not limited to, any statement that disparages the products, services, finances, financial condition, capabilities or other aspect of the business of the Company.

     11.  PROVISIONS NECESSARY AND REASONABLE. (a) The Executive agrees that (i)
          -----------------------------------
the provisions of Sections 7, 8, 9 and 10 of this Agreement are necessary and reasonable to protect the Company's Confidential Information, Inventions, and goodwill; (ii) the specific temporal, geographic and substantive provisions set forth in Section 9 of this Agreement are reasonable and necessary to protect the Company's business interests; and (iii) in the event of any breach of any of the covenants set forth herein, the Company would suffer substantial irreparable harm and would not have an adequate remedy at law for such breach. In recognition of the foregoing, the Executive agrees that in the event of a breach or threatened breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available. The seeking of such injunction or order shall not affect the Company's right to seek and obtain damages or other equitable relief on account of any such actual or threatened breach.

          (a) If any of the covenants contained in Sections 7, 8, 9 and 10 hereof, or any part thereof, are hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

          (b) If any of the covenants contained in Sections 7, 8, 9 and 10 hereof, or any part thereof, are held to be unenforceable by a court of competent jurisdiction because of the temporal or geographic scope of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or geographic area of such provision and, in its reduced form, such provision shall be enforceable.

     12.  REPRESENTATIONS REGARDING PRIOR WORK AND LEGAL OBLIGATIONS. (a) The
          ----------------------------------------------------------
Executive represents that the Executive has no agreement or other legal obligation with any prior employer, or any other person or entity, that restricts the Executive's ability to accept employment with, or to perform any function for, the Company.

          (a) The Executive has been advised by the Company that at no time should the Executive divulge to or use for the benefit of the Company any trade secret or confidential or proprietary information of any previous employer. The Executive expressly acknowledges that the Executive has not divulged or used any such information for the benefit of the Company.

          (b) The Executive acknowledges that the Executive has not and will not misappropriate any Invention that the Executive played any part in creating while working for any former employer.

          (c) The Executive acknowledges that the Company is basing important business decisions on these representations, and affirms that all of the statements included herein are true.

     13.  SUCCESSORS; BINDING AGREEMENT. This Agreement and all rights of the
          -----------------------------
Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die, all amounts due following the Executive's death, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there is no such designee, to the Executive's estate.

     14.  NOTICE. For the purposes of this Agreement, notices, demands and all
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other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

          Alan R. Rae
          [_________________]
          [_________________]

          PERSONAL AND CONFIDENTIAL


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          If to the Company:

          02Diesel Corporation
          1601 Fifth Avenue
          Suite 2100
          Seattle, Washington  98101

          Attn:  Corporate Secretary

     or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     15.  MISCELLANEOUS. No provisions of this Agreement may be amended,
          -------------
modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. This Agreement shall be binding on all successors to the Company.

     16.  SEVERABILITY. The invalidity or unenforceability of any provision or
          ------------
provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and affect.

     17.  DISPUTE RESOLUTION. Any controversy or claim arising out of this
          ------------------
Agreement or any aspect of the Executive's relationship with the Company including the cessation thereof (other than disputes with respect to alleged violations of the covenants contained in Sections 7, 8, 9 or 10 hereof), shall be resolved by arbitration in accordance with the then existing Employment Dispute Resolution Rules of the American Arbitration Association, in Arlington, Virginia, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The parties shall split equally the costs of arbitration, except that each party shall pay its own attorneys' fees. The parties agree that the award of the arbitrator shall be final and binding.

     18.  GOVERNING LAW. The validity, interpretation, construction and
          -------------
performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Washington without regard to the principle of conflicts of laws.

     19.  COUNTERPARTS. This Agreement may be executed in two counterparts, each
          ------------
of which shall be deemed to be an original but both of which together will constitute one and the same instrument.


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     20.  SURVIVORSHIP. The respective rights and obligations of the parties to
          ------------
this Agreement shall survive the termination of this Agreement or the Executive's employment hereunder for any reason to the extent necessary to the intended preservation of such rights and obligations.

     21.  REPRESENTATION. The Company represents and warrants that it is fully
          --------------
authorized and empowered to enter into this Agreement and that the performance of its obligations hereunder shall not violate any agreement between the Company and any other person, firm or organization.

     22.  ENTIRE AGREEMENT. This Agreement sets forth the entire agreement of
          ----------------
the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

     23.  HEADINGS. The parties acknowledge that the headings in this Agreement
          --------
are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

     24.  ADVICE OF COUNSEL. The Executive and the Company hereby acknowledge
          -----------------
that each party has had adequate opportunity to review this Agreement, to obtain the advice of counsel with respect to this Agreement, and to reflect upon and consider the terms and conditions of this Agreement. The parties further acknowledge that each party fully understands the terms of this Agreement and has voluntarily executed this Agreement.

                      [SIGNATURES APPEAR ON FOLLOWING PAGE]


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EXECUTIVE                              02DIESEL CORPORATION


___________________________________    By:______________________________________
ALAN R. RAE
                                       Title:___________________________________


Dated:_______________, 2003            Dated:_______________, 2003




                     SIGNATURE PAGE TO EMPLOYMENT AGREEMENT
                                 OF ALAN R. RAE


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                                                      Annex A -- Form of Release

Employee hereby expressly waives, releases, acquits and forever discharges the Company and its divisions, subsidiaries, affiliates, parents, related entities, partners, officers, directors, shareholders, investors, executives, managers, employees, agents, attorneys, representatives, successors and assigns (hereinafter collectively referred to as "Releasees"), from any and all claims, demands, and causes of action which Employee has or claims to have, whether known or unknown, of whatever nature, which exist or may exist on Employee's behalf from the beginning of time up to and including the date of this Agreement. As used in this paragraph, "claims," "demands," and "causes of action" include, but are not limited to, claims based on contract, whether express or implied, fraud, stock fraud, defamation, wrongful termination, estoppel, equity, tort, retaliation, intellectual property, personal injury, spoliation of evidence, emotional distress, public policy, wage and hour law, statute or common law, claims for severance pay, claims related to stock options and/or fringe benefits, claims for attorneys' fees, vacation pay, debts, accounts, compensatory damages, punitive or exemplary damages, liquidated damages, and any and all claims arising under any federal, state, or local statute, law, or ordinance prohibiting discrimination on account of race, color, sex, age, religion, sexual orientation, disability or national origin, including but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 as amended, the Americans with Disabilities Act, the Family and Medical Leave Act or the Employee Retirement Income Security Act.


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